Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 25, 2024 (the “Effective Date”), is made by and between NUVVE HOLDING CORP., a Delaware corporation (together with its successors and assigns, the “Company”), and GREGORY POILASNE (the “Executive”).

WHEREAS, the Company and Executive are parties to a certain Employment Agreement dated as of March 19, 2021, as amended by that certain Amendment No. 1 to Employment Agreement, dated August 10, 2022, and that certain Amended and Restated Amendment No. 1 to Employment Agreement (collectively, the “Prior Agreement”);

WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement in its entirety as forth herein in consideration of the Executive’s continued employment with the Company; and

WHEREAS, as of the Effective Date, this Amended and Restated Employment Agreement (this “Agreement”), shall supersede any and all prior employment agreements between Executive and the Company, including without limitation, the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Executive hereby agree as follows:

1.Employment and Term.

a.Effective on the Effective Date, the Company shall continue to employ the Executive, and the Executive accepts continued employment by the Company, upon the terms and conditions set forth herein.

b.Subject to the remainder of this Section and the provisions for termination hereinafter provided in Section 5, the term of the Executive’s employment hereunder shall be from the Effective Date through and including March 18, 2025 (the “Employment Period”). For the avoidance of doubt, the Employment Period shall not include any Severance Period (as hereinafter defined).

2.Duties.

a.Throughout the Employment Period, the Executive shall be the Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company (the “Board”), and shall have all duties and authorities as customarily exercised by an individual serving in such position in a company the nature and size of the Company. The Executive shall at all times comply with all written Company policies applicable to him. During the Employment Period, the Company shall also nominate the Executive for re-election as a member of the Board. The Executive’s primary office location shall be at the Company’s executive offices in the San Diego, California metropolitan area, but the Executive shall undertake such travel as is reasonably required for his duties hereunder.

Exhibit 10.1
b.Throughout the Employment Period, the Executive shall use his best efforts to perform his duties under this Agreement fully, diligently and faithfully, and shall use his best efforts to promote the interests of the Company and its subsidiaries and affiliates.

c.Executive shall devote substantially all of his business time to the affairs of the Company; provided, however, that anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) with the prior written consent of the Board, which consent will not be unreasonably withheld or delayed, serving on the boards of directors of other business entities, trade associations and/or charitable organizations, including, without limitation, the entities where the Executive was serving as a director on the date of this Agreement, (ii) engaging in charitable activities and community affairs, (iii) managing his personal and/or family investments and affairs, and (iv) engaging in any other activities approved by the Board; provided that the activities described above do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

3.Compensation.
As compensation for his services to be performed hereunder and for his acceptance of the responsibilities described herein, the Company agrees to pay the Executive, and the Executive agrees to accept, the following compensation and other benefits:

a.Base Salary. During the period commencing as of the Effective Date and ending on March 18, 2024, the Company shall pay the Executive a salary (the “Base Salary”) at an initial rate of $525,000 per annum, in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. Effective as of March 19, 2024, and continuing through the end of the Employment Period, the Executive’s Base Salary shall be decreased to a rate of $420,000 per annum, to be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Compensation Committee of the Board (the “Compensation Committee”) shall periodically review such Base Salary and may increase or decrease such Base Salary from time to time (but not below the lowest amount set forth herein), in its sole discretion. After any increase or decrease, the term “Base Salary” shall mean such increased or decreased amount.

b.Annual Performance Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual performance bonus (the “Annual Performance Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 100% of Base Salary as in effect on December 31 of such fiscal year (the “Target Amount”), based on the achievement of Company and Executive performance goals established by the Compensation Committee, provided that the Annual Performance Bonus relating to fiscal year 2024 shall be based on achievement of such performance goals established by the Compensation Committee as of or prior to the date hereof. The Annual Performance Bonus is intended to satisfy the

Exhibit 10.1
short-term deferral exemption under Treasury Regulations Section 1.409A-1(b)(4) and shall be paid, in accordance with Company policy, and in any event, not later than the last day of the applicable two and one-half (2 1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulations Section 1.409A-1(b)(4).

c.Special Bonus. The Executive shall also be entitled to receive an additional one-time bonus (the “Special Bonus”) in connection with the completion of certain transaction or performance goals by the Company, as established by the Compensation Committee as of or prior to the date hereof.

d.Annual Discretionary Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual discretionary bonus (the “Annual Discretionary Bonus”), in an amount up to $100,000, as determined by the Compensation Committee, in its sole discretion. The Annual Discretionary Bonus shall be paid, in accordance with Company policy, and in any event, not later than the last day of the applicable two and one-half (2 1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulations Section 1.409A-1(b)(4).

e.Equity Awards. The Compensation Committee may, in its sole discretion, grant Employee additional equity awards from time to time under the Company’s equity compensation plans.

f.Benefit Plans. During the Employment Period and as provided in Section 5, the Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans) and other employee benefit plans, in effect from time to time, on a basis no less favorable than the basis on which any other senior executive participates, to the extent consistent with applicable law and the terms of the applicable plan; provided that nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations hereunder.

g.Vacation and Other Benefits. During the Employment Period, the Executive shall be entitled to not less than four weeks of paid vacation during each calendar year of his employment hereunder and to sick days and other paid time off for religious and personal reasons, in each case in accordance with the Company’s vacation and paid time off policies and procedures (including with respect to accrual), as in effect from time to time. The Company shall pay or reimburse all reasonable out-of-pocket business, entertainment and travel expenses incurred by the Executive during the Employment Period in the performance of his duties and responsibilities, in accordance with this paragraph and the Company’s expense reimbursement policies and procedures, as in effect from time to time. The Executive shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Executive the full amount of any such expenses advanced by him promptly in the ordinary course. During the Employment

Exhibit 10.1
Period, the Executive shall be entitled to such other fringe benefits extended or provided to any other senior executive.

h.Automobile and Phone. During the Employment Period, the Company shall pay or reimburse Executive for mobile phone expenses and for up to $20,000 for a down payment and up to $1,500 per month for automobile lease payments.

i.Relocation Expenses. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to the Executive’s relocation at the direction of the Board in accordance with the terms of the Company’s relocation policy. If the Executive terminates employment without Good Reason or is terminated by the Company for Cause before the date that is six (6) months after the date the relocation is completed, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed under this Section 3(i) and the Company’s relocation policy.

j.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.Executive Covenants.

a.Confidentiality. During the Employment Period and thereafter, Executive shall keep confidential and not divulge any Confidential Information, or allow any Confidential Information to be disclosed, published, communicated, or made available, in whole or part, to any person whatsoever. Except as required in the performance of the Executive’s authorized employment duties to the Company, Executive shall not access or use any Confidential Information, or copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company. Nothing herein shall prevent disclosure of Confidential Information (i) in the course of Executive performing Executive’s duties hereunder or otherwise complying with this Agreement, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by law, regulation, stock exchange rule, court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such court order, subpoena or other government process, shall notify the Company in writing (which may be by e-

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mail) and, at the Company’s expense, Executive shall: (x) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such court order, subpoena or other government process and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. “Confidential Information” means all information concerning the Company not generally known to the public, in spoken, printed, electronic or any other form or medium, including, without limitation, information relating directly or indirectly to: business processes, practices, methods, research, techniques, terms of agreements, transactions and potential transactions, know-how, trade secrets, computer programs, databases, data, technologies, manuals, supplier information, customer information, financial information, employee lists, algorithms, product plans, designs, inventions, unpublished patent applications, original works of authorship, discoveries, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.
b.Documents. All papers, books and records of every kind and description relating to the business and affairs of the Company, its subsidiaries or its affiliates, whether or not prepared by the Executive are the exclusive property of the Company, and the Executive shall surrender them to the Company, at any time upon written request of the Board, during or after the Employment Period. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials (including electronic records) of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, contact lists and personal files, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or if applicable, his termination of employment, with the Company or any of its subsidiaries or affiliates.
c.Cooperation. The Executive hereby agrees to provide reasonable cooperation to the Company, its subsidiaries and affiliates during the Employment Period and, subject to his other personal and business commitments, any Severance Period, in any litigation, regulatory action or similar proceeding between the Company, its subsidiaries or affiliates, and third parties.

d.Specific Performance. The parties agree that the Company shall, in addition to other remedies provided by law, have the right and remedy to seek to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach by the Executive of the provisions of this Section 4 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

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e.Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 4(e) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Board. The Company agrees and covenants that it shall cause its executive officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.

f.Acknowledgement. The Executive agrees and acknowledges that (i) as a result of his current and prior employment with the Company, Executive has obtained and will obtain Confidential Information; (ii) the Company will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, Executive should divulge or use any Confidential Information; (iii) the scope and period of solicitation restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the Company and its subsidiaries and affiliates, and (iv) the obligations and restrictions contained herein are an integral part of the consideration motivating the Company to enter into this Agreement. It is the intent of the parties that the covenants contained herein will be enforced to the fullest extent permissible under applicable law. If any particular covenant or portion of these covenants is adjudicated to be invalid or unenforceable, these covenants will be deemed amended to revise that provision or portion hereof to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of these covenants in the particular jurisdiction in which such adjudication was made.

5.Termination of Employment Period.

a.Termination Upon Death. If the Executive dies during the Employment Period, the Employment Period and the Executive’s employment hereunder shall automatically terminate. The Executive’s designated beneficiaries (or Executive’s estate in the absence of any surviving designated beneficiary) shall be entitled to receive, and the Company shall have no obligation pursuant to this Agreement or otherwise except for, (i) Base Salary through the date of termination in accordance with Section 3(a), (ii) any Annual Performance Bonus earned but not yet paid in accordance with Section 3(b), (iii) any Special Bonus earned but not yet paid in accordance with Section 3(c), (iv) reimbursement for business expenses properly incurred by the Executive in accordance with Section 3(g), (v) payment for accrued but unused vacation, and (vi) Base Salary for the period commencing on the date of termination and ending on the expiration of the Initial Period or the then-current Extension Period (the “Remaining Contract Period”) in

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accordance with Section 3(a). In addition, the Executive’s designated beneficiary or estate shall be entitled to any other rights, benefits or entitlements in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates, other than amounts in the nature of severance or termination payments except as provided herein.

b.Termination Upon Disability. If the Executive is deemed to have a Disability (as defined below) during the Employment Period, the Employment Period and the Executive’s employment hereunder may be terminated by the Company, immediately upon written notice to the Executive. The Executive shall be entitled to receive, and the Company shall have no obligation pursuant to this Agreement or otherwise except for, (i) Base Salary through the date of termination in accordance with Section 3(a), (iii) any Annual Performance Bonus earned but not yet paid in accordance with Section 3(b), any Special Bonus earned but not yet paid in accordance with Section 3(c), (iv) reimbursement for business expenses properly incurred by the Executive in accordance with Section 3(g), and (v) payment for accrued but unused vacation. The Company shall maintain, at its cost and expense, a disability insurance policy providing for payment in lieu of compensation for services with coverage customary for similarly situated executive officers. In addition, the Executive shall be entitled to any other rights, benefits or entitlements in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates, other than amounts in the nature of severance or termination payments except as provided herein.

c.Termination by the Company for Cause or by the Executive without Good Reason. The Employment Period and the Executive’s employment hereunder may be terminated by the Company for Cause (as defined below), immediately upon written notice to the Executive, or by the Executive without Good Reason (as defined below), upon not less than thirty (30) days’ written notice to the Company. The Executive shall be entitled to receive, and the Company shall have no obligation pursuant to this Agreement or otherwise except for, (i) Base Salary through the date of termination in accordance with Section 3(a), (ii) reimbursement for business expenses properly incurred by the Executive in accordance with Section 3(g), and (iii) payment for accrued but unused vacation required by law to be paid.

d.Termination by the Company without Cause or by Executive for Good Reason. The Employment Period and the Executive’s employment hereunder may be terminated by the Company without Cause, upon not less than thirty (30) days’ written notice to the Executive, or by the Executive with Good Reason, upon not less than thirty (30) days’ written notice to the Company. The Executive shall be entitled to receive, and the Company shall have no obligation pursuant to this Agreement or otherwise except for, (i) Base Salary through the date of termination in accordance with Section 3(a), (ii) any Annual Performance Bonus earned but not yet paid in accordance with Section 3(b), (iii) any Special Bonus earned but not yet paid in accordance with Section 3(c), (iv) reimbursement for

Exhibit 10.1
business expenses properly incurred by the Executive in accordance with Section 3(g), (v) payment for accrued but unused vacation, and (vi) subject to (A) the Executive having executed a general release and waiver in a form reasonably satisfactory to the Company and such general release and waiver having become effective, (B) the Executive having resigned from the Board, and (C) the Executive complying with the covenants set forth in Section 4, Base Salary for a severance period commencing upon the date of termination and ending twelve (12) months thereafter (such period, the “Severance Period”) in accordance with Section 3(a). In addition, the Executive shall be entitled to any other rights, benefits or entitlements in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates, other than amounts in the nature of severance or termination payments except as provided herein. If the Executive dies during any Severance Period during which he is entitled to benefits pursuant to this Section 5(d), his designated beneficiaries (or his estate in the absence of any surviving designated beneficiary) shall continue to receive the compensation and benefits that the Executive would have otherwise received during the remainder of the Severance Period.

e.Disability. For purposes of this Agreement, “Disability” shall mean mental or physical impairment or incapacity rendering the Executive substantially unable to perform his duties under this Agreement for more than 180 days out of any 365-day period during the Employment Period. A determination of Disability shall be made by the Compensation Committee in its reasonable discretion. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

f.Cause. For purposes of this Agreement, “Cause” shall occur upon:
i.the Executive having willfully failed to perform his duties under this Agreement (other than any such failure reasonably related to Executive’s physical or mental illness);
ii.the Executive having willfully failed to comply with any valid and legal directive of the Board;
iii.the Executive’s having materially breached or violated any obligation under this Agreement (where “material” shall include, but not be limited to, a breach of the Executive’s covenants set forth in Section 4), or any other written agreement between the Executive and the Company, or any of the Company’s written policies or codes of conduct;
iv.the Executive having willfully exposed the Company to criminal liability substantially caused by the Executive which results in a material adverse effect on the business, financial condition or results of operations of the Company;

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v.the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute;
vi.the Executive having engaged in dishonesty, illegal conduct, misconduct or gross negligence related to the Executive’s employment with the Company (where “dishonest” shall include, but not be limited to, Executive’s knowingly or recklessly making a material misstatement or omission for Executive’s personal benefit);
vii.the Executive having engaged in embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; or
viii.the Executive having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony (or state law equivalent).

For purposes of the foregoing, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive with the reasonable belief that the Executive’s action or omission was not in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company. Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board, finding that an event described in any of clauses (i)-(viii) above has occurred. Except for such an event which, by its nature, cannot reasonably be expected to be cured, the Executive shall have twenty (20) business days from the delivery of such resolution by the Company within which to cure any events constituting Cause. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.
g.Good Reason. For purposes of this Agreement, “Good Reason” shall occur upon:

i.a material diminution of the Executive’s duties and responsibilities provided in Section 2 (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), including, without limitation, the removal of the Executive as the Chief Executive Officer of the Company;
ii.a material increase of Executive’s duties and responsibilities provided in Section 2, of permanent, significant and/or indefinite duration or anticipated to be of permanent, significant and/or indefinite duration, without a mutually agreed upon material increase in compensation detailed in Section 3;

iii.a material reduction of Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions);

Exhibit 10.1
iv.a material breach of this Agreement by the Company;

v.relocation of the Executive’s primary office location by more than 50 miles from the San Diego, California metropolitan area;

vi.a material change in the Executive’s reporting relationship from direct reporting to the Board; or
vii.the failure of a successor to all or substantially all of the Company’s business and/or assets to promptly assume and continue the Company’s obligations under this Agreement, whether contractually or as a matter of law, within fifteen (15) days of such transaction;

provided, however, Good Reason shall only be deemed to occur if the Executive gives the Company notice that an event described in any of clauses (i)-(vi) above has occurred, and the Company does not cure the event constituting Good Reason within twenty (20) days following such notice.

h.Timing of Payments and Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on the Executive under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. As such, notwithstanding anything to the contrary in this Agreement or elsewhere, if the Executive is a “specified employee” as determined pursuant to Section 409A (“Section 409A”) of the Code as of the date of his “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following his “separation from service” shall be paid or provided to the Executive in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which his “separation from service” occurs. If the Executive dies during the 6-month period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 calendar days after the date of the death. In addition, any payment or benefit due upon a termination of his employment that represents a “deferral of compensation” within the meaning of Section 409A, to the extent necessary in order to avoid the imposition of any additional tax on the Executive under Section 409A of the Code, shall only be paid or provided to the Executive upon a “separation from service”. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond

Exhibit 10.1
the last day of his second taxable year following his taxable year in which the “separation from service” occurs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans”), including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, that constitute “deferral of compensation” subject to Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code. In no event will the Company reimburse the Executive for any taxes that may be imposed as result of Section 409A of the Code.

i.Health Continuation Coverage. If the Employment Period and Executive’s employment hereunder are terminated pursuant to Sections 5(a), 5(b) or 5(d) and the Executive (or the Executive’s designated beneficiaries or estate) properly and timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive (or the Executive’s designated beneficiaries or estate) for the Executive and/or the Executive’s dependents until the earlier of (i) the end of the Remaining Contract Period (in the case of a termination pursuant to Sections 5(a) or 5(b)) or the end of the Severance Period (in the case of termination pursuant to Section 5(d)), (ii) the date Executive and/or Executive’s dependents are no longer eligible to receive COBRA continuation coverage, and (iii) the date on which the Executive and/or Executive’s dependents become eligible to receive substantially similar coverage from another employer. Any reimbursement for COBRA premiums shall be paid to the Executive (or the Executive’s designated beneficiaries or estate) on the first (1st) business day of the month immediately following the month in which the Executive (or the Executive’s designated beneficiaries or estate) timely remits the premium payment. Notwithstanding anything herein to the contrary, if the Company’s reimbursement of COBRA premiums would violate the nondiscrimination rules applicable to non-grandfathered plans under the

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Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform such obligation in a manner as is necessary to comply with the ACA.

6.No Mitigation of Damages; No Offset. In the event the employment of the Executive under this Agreement is terminated for any reason, the Executive shall not be required to seek other employment so as to minimize any obligation of the Company to compensate him for any damages he may suffer by reason of such termination. In addition, except as expressly set forth herein, the Company or any of its subsidiaries or affiliates shall not have a right of offset against any payments due to the Executive under this Agreement on account of any remuneration the Executive receives from subsequent employment.

7.Insurance. The Company agrees to maintain for the Executive a directors’ and officers’ liability insurance policy not less favorable than any policy that the Company or any subsidiary or affiliate thereof maintains for its directors and executive officers in general for a period of at least six years following the termination of the Executive’s employment.

8.Section 280G of the Code. If any payment or benefit under this Agreement or otherwise (the “Payments”) constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, which would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code, the Payments shall be reduced so that no part of such Payments constitutes an excess parachute payment; provided, however, that such reduction shall occur if and only if the net after-tax payment to the Executive after the reduction is greater than the net after-tax payment without such reduction. For purposes of this Section 8, the Executive shall be deemed subject to the highest rate with respect to any applicable taxes. In their determinations with respect to this Section 8, the Company and the Executive may rely on the calculations and analysis by a recognized national accounting firm that the Executive shall have the right to appoint from the three choices amongst such accounting firms provided by the Company. The Company shall name the three national accounting firms for the Executive to select promptly and without delay. Any fees and expenses charged by such accounting firm with respect to calculations and analysis hereunder shall be the obligation of and paid by the Company as they come due, promptly and without delay. All other reasonable costs, fees and expenses with respect to the subject matter described in this Section 8, including those incurred to retain legal counsel for the Executive shall be borne by the Company.

9.No Conflicting Agreements. As of the date of this Agreement, the Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of any other employment or other written agreement to which he is a party. The Company represents and warrants that it is a corporation duly organized and existing under the laws of the State of Delaware and that execution and delivery of this Agreement has been duly authorized by all necessary corporate action.

10.Assignment.

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a.By the Executive. This Agreement and any obligations hereunder shall not be assigned, pledged, alienated, sold, attached, encumbered or transferred in any way by the Executive and any attempt to do so shall be void. Notwithstanding the foregoing, the Executive may transfer his rights and entitlements to compensation and benefits under this Agreement or otherwise pursuant to will, operation of law or in accordance with any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates.

b.By the Company. Provided the substance of the Executive’s duties set forth in Section 2 shall not change, and provided that the Executive’s compensation as set forth in Section 3 shall not be adversely affected, the Company may assign or transfer its rights and obligations under this Agreement, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

c.This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.

11.Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego, California before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. In any such arbitration, one arbitrator shall be selected by each of the parties, and the third arbitrator shall be selected by the first two arbitrators. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 11 shall be construed so as to deny the Company the right and power to seek injunctive relief in a court of equity for any breach or threatened breach of the Executive of any of his covenants contained in Section 4.

12.Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, or (iii) when transmitted by electronic mail, in each case addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 12s:

If to the Company: Nuvve Holding Corp.
2488 Historic Decatur Rd., Suite 200
San Diego, CA 92106, USA
Email: nvvebod@nuvve.com
Attn: Board of Directors

Exhibit 10.1
If to the Executive: To the most recent home address as indicated in the Company’s records

With a copy to: BakerHostetler LLP 11601 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90025 Email: jrlanis@bakerlaw.com Attn: JR Lanis

13.Miscellaneous.

a.If any provision of this Agreement shall, for any reason, be adjudicated by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the jurisdiction in which made and to the provisions of this Agreement directly involved in the controversy in which such judgment shall have been rendered.
b.No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy under or relating to this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, power and remedies. No single or partial exercise of any rights, powers or remedies under or relating to this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
c.This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.
d.All payments required to be made to the Executive by the Company hereunder shall be subject to any applicable withholding under any applicable Federal, state, or local tax laws. Any such withholding shall be based upon the most recent form W-4 filed by the Executive with the Company, and the Executive may from time to time revise such filing.
e.This Agreement embodies the entire understanding, and supersedes all other oral or written agreements or understandings, between the parties regarding the subject matter hereof, but excluding, to the extent not expressly modified by the provisions of this Agreement, any outstanding equity award agreements, any nondisclosed agreement, any “work for hire” or intellectual property assignment agreement and any indemnification agreement. No change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any waiver to be effective must be in writing, specifically referencing the provision of this Agreement being waived and signed by the party against whom enforcement is being sought. Except as otherwise expressly provided herein, there are no other restrictions or limitations on the Executive’s activities following termination of employment. The headings in this Agreement are for convenience of reference only and shall not be considered part of this Agreement or limit or otherwise affect the meaning hereof.
f.This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of California (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

Exhibit 10.1
g.Except as otherwise expressly set forth in this Agreement, upon the termination or expiration of the Employment Period, the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties as embodied under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

NUVVE HOLDING CORP.

By: /s/ Ted Smith
Name: Ted Smith
Title: President and Chief Operating Officer

/s/ Gregory Poilasne
GREGORY POILASNE